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                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*

                      Access Integrated Technologies, Inc.
           ---------------------------------------------------------
                                (Name of Issuer)

                     Class A Common Stock, par value $ .001
           ---------------------------------------------------------
                         (Title of Class of Securities)

                                   004329108
           ---------------------------------------------------------
                                 (CUSIP Number)
                               December 31, 2007
           ---------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)
           ---------------------------------------------------------

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ] Rule 13d-1(b)

[ X ] Rule 13d-1(c)

[   ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
CUSIP No.  004329108
--------------------------------------------------------------------------------
1. Names of Reporting Person Alydar Capital, LLC

I.R.S. Identification Nos. of above persons (entities only)
--------------------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a)  X
(b) [ ]
--------------------------------------------------------------------------------
3. SEC Use Only
--------------------------------------------------------------------------------
4. Citizenship or Place of Organization: Delaware
--------------------------------------------------------------------------------
Number of         5. Sole Voting Power: 0
Shares           ---------------------------------------------------------------
Beneficially      6. Shared Voting Power: 449,891
Owned by         ---------------------------------------------------------------
Each              7. Sole Dispositive Power: 0
Reporting        ---------------------------------------------------------------
Person With       8. Shared Dispositive Power: 449,891
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 449,891
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)  1.7876%
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)  IA
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  004329108
--------------------------------------------------------------------------------
1. Names of Reporting Person: Alydar Partners, LLC

I.R.S. Identification Nos. of above persons (entities only)
--------------------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a)  X
(b) [ ]
--------------------------------------------------------------------------------
3. SEC Use Only
--------------------------------------------------------------------------------
4. Citizenship or Place of Organization: Delaware
--------------------------------------------------------------------------------
Number of         5. Sole Voting Power: 0
Shares           ---------------------------------------------------------------
Beneficially      6. Shared Voting Power: 1,579,200
Owned by         ---------------------------------------------------------------
Each              7. Sole Dispositive Power: 0
Reporting        ---------------------------------------------------------------
Person With       8. Shared Dispositive Power: 1,579,200
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 1,579,200
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)  6.275%
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)  IA
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  004329108
--------------------------------------------------------------------------------
1. Names of Reporting Person Alydar Fund, L.P.

I.R.S. Identification Nos. of above persons (entities only)
--------------------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a)  X
(b) [ ]
--------------------------------------------------------------------------------
3. SEC Use Only
--------------------------------------------------------------------------------
4. Citizenship or Place of Organization: Delaware
--------------------------------------------------------------------------------
Number of         5. Sole Voting Power: 12,665
Shares           ---------------------------------------------------------------
Beneficially      6. Shared Voting Power:  0
Owned by         ---------------------------------------------------------------
Each              7. Sole Dispositive Power: 12,665
Reporting        ---------------------------------------------------------------
Person With       8. Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 12,665
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9) .0503%
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)  PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  004329108
--------------------------------------------------------------------------------
1. Names of Reporting Person Alydar QP Fund, L.P.

I.R.S. Identification Nos. of above persons (entities only)
--------------------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a)  X
(b) [ ]
--------------------------------------------------------------------------------
3. SEC Use Only
--------------------------------------------------------------------------------
4. Citizenship or Place of Organization: Delaware
--------------------------------------------------------------------------------
Number of         5. Sole Voting Power: 145,798
Shares           ---------------------------------------------------------------
Beneficially      6. Shared Voting Power:  0
Owned by         ---------------------------------------------------------------
Each              7. Sole Dispositive Power: 145,798
Reporting        ---------------------------------------------------------------
Person With       8. Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 145,798
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9) .5792%
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)  PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  004329108
--------------------------------------------------------------------------------
1. Names of Reporting Person Alydar Fund Limited

I.R.S. Identification Nos. of above persons (entities only)
--------------------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a)  X
(b) [ ]
--------------------------------------------------------------------------------
3. SEC Use Only
--------------------------------------------------------------------------------
4. Citizenship or Place of Organization: Cayman Islands
--------------------------------------------------------------------------------
Number of         5. Sole Voting Power: 420,737
Shares           ---------------------------------------------------------------
Beneficially      6. Shared Voting Power:  0
Owned by         ---------------------------------------------------------------
Each              7. Sole Dispositive Power: 420,737
Reporting        ---------------------------------------------------------------
Person With       8. Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 420,737
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9) 1.6717%
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)  OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  004329108
--------------------------------------------------------------------------------
1. Names of Reporting Person Alysheba Fund, L.P.

I.R.S. Identification Nos. of above persons (entities only)
--------------------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a)  X
(b) [ ]
--------------------------------------------------------------------------------
3. SEC Use Only
--------------------------------------------------------------------------------
4. Citizenship or Place of Organization: Delaware
--------------------------------------------------------------------------------
Number of         5. Sole Voting Power: 11,265
Shares           ---------------------------------------------------------------
Beneficially      6. Shared Voting Power:  0
Owned by         ---------------------------------------------------------------
Each              7. Sole Dispositive Power: 11,265
Reporting        ---------------------------------------------------------------
Person With       8. Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 11,265
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9) .04475%
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)  PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  004329108
--------------------------------------------------------------------------------
1. Names of Reporting Person Alysheba QP Fund, L.P.

I.R.S. Identification Nos. of above persons (entities only)
--------------------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group (See Instructions)
(a)  X
(b) [ ]
--------------------------------------------------------------------------------
3. SEC Use Only
--------------------------------------------------------------------------------
4. Citizenship or Place of Organization: Delaware
--------------------------------------------------------------------------------
Number of         5. Sole Voting Power:  280,163
Shares           ---------------------------------------------------------------
Beneficially      6. Shared Voting Power:  0
Owned by         ---------------------------------------------------------------
Each              7. Sole Dispositive Power:  280,163
Reporting        ---------------------------------------------------------------
Person With       8. Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 280,163
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9) 1.1131%
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)  PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  004329108
--------------------------------------------------------------------------------
1. Names of Reporting Person Alysheba Fund Limited

I.R.S. Identification Nos. of above persons (entities only)
--------------------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a)  X
(b) [ ]
--------------------------------------------------------------------------------
3. SEC Use Only
--------------------------------------------------------------------------------
4. Citizenship or Place of Organization: Cayman Islands
--------------------------------------------------------------------------------
Number of         5. Sole Voting Power:  708,572
Shares           ---------------------------------------------------------------
Beneficially      6. Shared Voting Power:  0
Owned by         ---------------------------------------------------------------
Each              7. Sole Dispositive Power: 708,572
Reporting        ---------------------------------------------------------------
Person With       8. Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 708,572
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9) 2.8153%
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)  OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  004329108
--------------------------------------------------------------------------------
1. Names of Reporting Person John A. Murphy

I.R.S. Identification Nos. of above persons (entities only)
--------------------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a)  X
(b) [ ]
--------------------------------------------------------------------------------
3. SEC Use Only
--------------------------------------------------------------------------------
4. Citizenship or Place of Organization: United States
--------------------------------------------------------------------------------
Number of         5. Sole Voting Power: 0
Shares           ---------------------------------------------------------------
Beneficially      6. Shared Voting Power: 1,579,200
Owned by         ---------------------------------------------------------------
Each              7. Sole Dispositive Power: 0
Reporting        ---------------------------------------------------------------
Person With       8. Shared Dispositive Power: 1,579,200
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 1,579,200
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)  6.275%
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)  IN
--------------------------------------------------------------------------------

ITEM 1.

(a) Name of Issuer: Access Integrated Technologies, Inc.

(b) Address of Issuer's Principal Executive Offices: 55 Madison Avenue, Suite 300, Morristown, New Jersey 07960

ITEM 2.

(a) Name of Person Filing: John A. Murphy, an individual, is managing member of Alydar Capital, LLC and Alydar Partners, LLC, both Delaware limited liability companies. Alydar Capital, LLC is the general partner of Alydar Fund, L.P., Alydar QP Fund, L.P., Alysheba Fund, L.P., and Alysheba QP Fund, L.P. Alydar Partners, LLC is the investment manager of Alydar Fund, L.P., Alydar QP Fund, L.P, Alydar Fund Limited, Alysheba Fund, L.P., Alysheba QP Fund, L.P., and Alysheba Fund Limited.(1)

(b) Address of Principal Business Office or, if none, Residence: 222 Berkeley Street, 17[th] Floor, Boston, MA 02116

(c) Citizenship

(d) Title of Class of Securities: Access Integrated Technologies, Inc. Class A common stock, par value $ .001

(e) CUSIP Number: 004329108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO (section)(section)240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A: N/A

(a)  Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b) Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c) Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d) Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
(e) An investment adviser in accordance with (section)240.13d-1(b)(1)(ii)(E);
(f) An employee benefit plan or endowment fund in accordance with (section)240.13d-1(b)(1)(ii)(F);
(g) A parent holding company or control person in accordance with (section) 240.13d-1(b)(1)(ii)(G);
(h) A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j) Group, in accordance with (section)240.13d-1(b)(1)(ii)(J).



________________________
(1) John A. Murphy disclaims beneficial ownership of the securities.

ITEM 4.  OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:

Alydar Capital, LLC:  449,891 shares

Alydar Partners, LLC: 1,579,200 shares

Alydar Fund, L.P.: 12,665 shares

Alydar QP Fund, L.P.:  145,798 shares

Alydar Fund Limited: 420,737 shares

Alysheba Fund, L.P.: 11,265 shares

Alysheba QP Fund, L.P.:  280,163 shares

Alysheba Fund Limited: 708,572 shares

John A. Murphy(2):  1,579,200 shares

(b) Percent of class: 6.275%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote. 0

(ii) Shared power to vote or to direct the vote. 1,579,200

(iii) Sole power to dispose or to direct the disposition of. 0

(iv) Shared power to dispose or to direct the disposition of. 1,579,200

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five
percent of the class of securities, check the following.   N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.  N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY: N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP N/A




__________________________
(2) John A. Murphy disclaims beneficial ownership in the securities.

ITEM 10. CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



 Date: February 15, 2008

 ALYDAR CAPITAL, LLC

 /s/ Paul J. Pitts
-----------------------------------------------------------------------------
 By: Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Managing Member

 ALYDAR PARTNERS, LLC

 /s/ Paul J. Pitts
-----------------------------------------------------------------------------
 By: Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Managing Member

 ALYDAR FUND, L.P.

 By:  ALYDAR CAPITAL, LLC, its General Partner
 /s/ Paul J. Pitts
-----------------------------------------------------------------------------
 By: Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Managing Member

ALYDAR QP FUND, L.P.

 By:  ALYDAR CAPITAL, LLC, its General Partner
 /s/ Paul J. Pitts
-----------------------------------------------------------------------------
 By: Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Managing Member

 ALYDAR FUND LIMITED

 /s/ Paul J. Pitts
-----------------------------------------------------------------------------
 By: Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Director

 ALYSHEBA FUND, L.P.

 By:  ALYDAR CAPITAL, LLC, its General Partner
 /s/ Paul J. Pitts
-----------------------------------------------------------------------------
 By: Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Managing Member

 ALYSHEBA QP FUND, L.P.

 By:  ALYDAR CAPITAL, LLC, its General Partner
 /s/ Paul J. Pitts
-----------------------------------------------------------------------------
 By: Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Managing Member

 ALYSHEBA FUND LIMITED

 /s/ Paul J. Pitts
-----------------------------------------------------------------------------
 By: Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Director